UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 10, 2016

ARCHROCK, INC.
__________________________________________

(Exact name of registrant as specified in its charter)

Delaware	001-33666	74-3204509
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

16666 Northchase Drive,
Houston, Texas		77060
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(281) 836-8000

Not Applicable
______________________________________________

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Second Amendment, Consent and Waiver to Credit Agreement

On May 10, 2016, Archrock, Inc. (“Archrock” or the “Company”) entered into that certain Second Amendment, Consent and Waiver to Credit Agreement (the “Second Amendment”) by and among Archrock Services, L.P. (“Archrock Services”), the Company, Wells Fargo Bank, National Association, as administrative agent, and the lenders party thereto. The Second Amendment waives and modifies certain provisions under the Credit Agreement, dated as of July 10, 2015 (as amended, the “Credit Agreement”), by and among Archrock Services, as borrower, the Company, as a guarantor, Wells Fargo Bank, National Association, as administrative agent, and various financial institutions as lenders.

As previously disclosed, Archrock’s management and the Audit Committee of its Board of Directors are in the process of determining the impact to Archrock’s pre-spin-off historical financial statements of Exterran Corporation’s identification of possible errors relating to the application of percentage-of-completion accounting principles to specific engineering, procurement and construction projects in the Middle East by its Belleli subsidiary, as described in Exterran Corporation’s Form 8-K filed with the Securities and Exchange Commission (“SEC”) on April 26, 2016.

Because the investigation into the matter and the process of determining the impact to Archrock’s pre-spin-off historical financial statements is ongoing, Archrock is not able to file its Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 with the SEC by the required filing date. The Second Amendment extends to July 31, 2016 the deadline by which the Company is required to deliver to the lenders its Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 and the related compliance certificate demonstrating compliance with the financial covenants set forth in the Credit Agreement.

In addition, Archrock’s Audit Committee has not yet come to a conclusion with respect to Archrock’s prior period financial information. Under the Second Amendment, the lenders waive, among other things, (1) any potential event of default arising under the Credit Agreement as a result of the potential inaccuracy of certain representations and warranties regarding the Company’s prior period financial information and previously delivered compliance certificate for the 2015 fiscal year and (2) any requirement that Archrock Services or the Company make any representations and warranties as to the Company’s prior period financial statements and other prior period financial information. These waivers terminate on July 31, 2016, unless on or prior to that date (to the extent the Audit Committee concludes that the Company’s prior period financial statements can no longer be relied upon), the Company delivers replacement financial information for its 2015 audited financial statements, together with a replacement compliance certificate demonstrating the Company’s compliance for the fiscal year ended December 31, 2015 with the financial covenants set forth in the Credit Agreement.

The Second Amendment also amends the Credit Agreement to, among other things:

•
add a condition precedent to the borrowing of loans that, after giving effect to the application of the proceeds of each borrowing, the Company’s consolidated cash balance (as defined in the Second Amendment) will not exceed $35,000,000; and

•
add a requirement that if the Company’s consolidated cash balance (as defined in the Second Amendment) exceeds $35,000,000 as of the end of any business day, then the Company prepay any revolving loans then outstanding in an amount equal to the lesser of (i) such excess amount and (ii) the aggregate amount of the revolving loans then outstanding.

As of March 31, 2016, the Company had approximately $171.5 million in outstanding borrowings and approximately $10.0 million in outstanding letters of credit under its revolving credit facility. As of that date, taking into account guarantees through letters of credit, the Company had undrawn capacity of approximately $168.5 million under its revolving credit facility.

The foregoing description of the Second Amendment does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Second Amendment, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description of the Second Amendment described above under Item 1.01 is incorporated in this Item 2.03 by reference. A copy of the Second Amendment is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated in this Item 2.03 by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
10.1
Second Amendment, Consent and Waiver to Credit Agreement, dated as of May 10, 2016, among Archrock Services, L.P., as Borrower, Archrock, Inc., as Guarantor, Wells Fargo Bank, National Association, as Administrative Agent, and the other lenders party thereto

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARCHROCK, INC.

May 11, 2016	By:	/s/ DAVID S. MILLER
David S. Miller
Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
10.1
Second Amendment, Consent and Waiver to Credit Agreement, dated as of May 10, 2016, among Archrock Services, L.P., as Borrower, Archrock, Inc., as Guarantor, Wells Fargo Bank, National Association, as Administrative Agent, and the other lenders party thereto

4